UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 14, 2016

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	0-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2016, the Compensation Committee, or the Committee, of the Board of Directors of PAREXEL International Corporation, or the Company, approved targets under the Company's Management Incentive Plan, or MIP, for the fiscal year ending June 30, 2017, or Fiscal Year 2017. Under the MIP for Fiscal Year 2017, incentives of the executive officers disclosed in our Proxy Statement, dated October 23, 2015 (the “Named Executive Officers”), are based on the achievement of corporate, business unit and personal goals. The corporate goals set by the Committee include specific net new business award, or NBA, revenue growth, and earnings per share, or EPS, objectives, and the business unit objectives are based on achieving predetermined revenue, controllable profit contribution, or CPC, and customer satisfaction objectives. Personal goals collectively constitute 20% of each executive's Fiscal Year 2017 MIP opportunity. For Fiscal Year 2017, corporate and business unit goals were set to have a roughly 80% chance of attainment based on budgets, market conditions and historical factors. For executives to be awarded any payment under the corporate revenue growth, EPS or CPC elements of the Fiscal Year 2017 MIP, at least 90% of the targeted value has to be attained. For executives to be awarded any payment under the NBA element of the Fiscal Year 2017 MIP, greater than 95% of the targeted value has to be attained. Over-achievement of certain goals enables an individual to earn more than 100% of the targeted MIP. However, to the extent any such overachievement payment would cause the Company to miss its targets, that payment is reduced.

The metrics for Fiscal Year 2017 bonus opportunities under the Company's MIP for the Named Executive Officers, excluding personal goals, are as follows: Josef von Rickenbach has a target bonus equal to 110% of base salary and can achieve a maximum bonus of 135.0% of his target bonus (or 148.5% of his base salary), based upon NBA, revenue growth and EPS metrics; Mark A. Goldberg has a target bonus equal to 100% of base salary and can achieve a maximum bonus of 130.0% of his target bonus (or 130.0% of his base salary), based upon NBA, revenue growth, EPS and customer satisfaction metrics; Douglas A. Batt has a target bonus equal to 60% of base salary and can achieve a maximum bonus of 130.0% of his target bonus (or 78.0% of his base salary), based upon NBA, revenue growth, EPS and customer satisfaction metrics; and Gadi Saarony has a target bonus equal to 50% of base salary and can achieve a maximum bonus of 131.25% of his target bonus (or 65.625% of his base salary), based upon NBA, revenue growth, CPC and customer satisfaction metrics. Emma Reeve, our current principal financial officer, has a target bonus equal to 35% of base salary and can achieve a maximum bonus of 132.5% of her target bonus (or 46.375% of her base salary), based upon NBA, revenue growth, EPS and customer satisfaction metrics.

On September 14, 2016, the Committee also approved the award of discretionary cash bonuses to its Named Executive Officers. The amounts awarded to each of the Named Executive Officers were as follows: Josef von Rickenbach, $679,400; Mark Goldberg, $317,400; Gadi Saarony, $128,900; Douglas Batt, $128,900. Emma Reeve will also receive a cash bonus of $54,107.

No bonuses were paid under the Company's MIP for Fiscal Year 2016 because the Company missed the target set for operating income required to fund the MIP. In evaluating the Company’s performance for Fiscal Year 2016, the Committee took a broad look at the performance of the Company generally and management specifically, including the root causes of the shortfall in achievement of operating targets related to the MIP in light of the generally strong performance in the Company’s earnings per share, backlog, customer satisfaction, return on invested capital, and 3-year total shareholder returns. As a result of this review, the Committee concluded that awarding a discretionary bonus was in the best interests of the Company to reinforce the importance of continued operating margin improvement, as well as recognize the effort and achievements of key performers. The Committee concluded, however, that this special incentive needed to extend beyond the Named Executive Officers and include the larger management team in order to have the intended effect. The discretionary bonuses were calculated with reference to the extent of actual achievement against the Fiscal Year 2016 MIP finance and business performance targets for each Named Executive Officer. The bonus for Douglas Batt was increased to recognize his achievement regarding advancement of corporate strategic goals during Fiscal Year 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2016	PAREXEL International Corporation
	By:	/s/ Josef H. von Rickenbach
Josef H. von Rickenbach
Chairman and Chief Executive Officer